EXHIBIT 99.1

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Brady Corporation Reports Fiscal 2019 Third Quarter Results and Increases its Fiscal 2019 EPS Guidance

•	Diluted EPS increased 32.7 percent to $0.65 in the third quarter of fiscal 2019 compared to $0.49 in the same quarter of the prior year.

•	Income before income taxes increased 10.8 percent to $41.0 million in the third quarter of fiscal 2019 compared to $37.0 million in the third quarter of fiscal 2018.

•	Sales for the quarter ended April 30, 2019 decreased 2.9 percent. Organic revenues increased 2.4 percent in the third quarter of fiscal 2019.

•	Diluted EPS guidance for the full year ending July 31, 2019 was increased to a range of $2.35 to $2.40 from the previous range of $2.25 to $2.35.

MILWAUKEE (May 23, 2019)--Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2019 third quarter ended April 30, 2019.

Quarter Ended April 30, 2019 Financial Results:
Income before income taxes increased 10.8 percent, finishing at $41.0 million for the third quarter of fiscal 2019 compared to $37.0 million for the third quarter of fiscal 2018.
Net income for the quarter ended April 30, 2019, was $34.8 million compared to $26.0 million in the same quarter last year. Net income was impacted by a reduced income tax rate of 15.1 percent primarily due to certain audit settlements in the current quarter.
Earnings per diluted Class A Nonvoting Common Share were $0.65 for the third quarter of fiscal 2019, compared to $0.49 in the same quarter last year.
Sales for the quarter ended April 30, 2019 decreased 2.9 percent, which consisted of organic sales growth of 2.4 percent, a decrease in sales of 3.8 percent from foreign currency translation, and a decline in sales of 1.5 percent from the divestiture of a business during the fourth quarter of fiscal 2018. Sales for the quarter ended April 30, 2019 were $289.7 million compared to $298.4 million in the same quarter last year. By segment, sales increased 0.9 percent in Identification Solutions and decreased 12.2 percent in Workplace Safety, which consisted of organic sales growth of 4.0 percent in Identification Solutions and an organic sales decline of 1.6 percent in Workplace Safety.

Nine-Month Period Ended April 30, 2019 Financial Results:
Income before income taxes increased 10.1 percent, finishing at $117.6 million for the nine-month period ended April 30, 2019, compared to $106.8 million in the same period last year.
Net income for the nine-month period ended April 30, 2019 was $94.6 million compared to $56.1 million in the same period last year. During the nine-month period ended April 30, 2019, net income was impacted by a reduced income tax rate of 19.5 percent primarily due to certain audit settlements in the current quarter. The prior nine-month period ended April 30, 2018 was impacted by tax charges of $21.1 million primarily related to the passage of the U.S. Tax Cuts and Jobs Act of 2017.
Earnings per diluted Class A Nonvoting Common Share were $1.78 for the nine-month period ended April 30, 2019, compared to $1.07 in the same period last year. During the nine-month period ended April 30, 2018, earnings per diluted Class A Nonvoting Common Share were reduced by approximately $0.40 from tax charges primarily related to the enactment of U.S. tax legislation.
Sales for the nine-month period ended April 30, 2019 decreased 1.3 percent, which consisted of organic sales growth of 3.1 percent, a decrease in sales of 2.8 percent from foreign currency translation, and a decline in sales of 1.6 percent from the divestiture of a business during the fourth quarter of fiscal 2018. Sales for the nine-month period ended April 30, 2019 were $865.4 million compared to $876.4 million in the same period last year. By segment, sales increased 2.1 percent in Identification Solutions and decreased 9.7 percent in Workplace Safety, which consisted of organic sales growth of 4.4 percent in Identification Solutions and an organic sales decline of 0.2 percent in Workplace Safety.

Commentary:
“Our continued focus on organic sales growth through the development of innovative new products that generate value for our customers and solve their problems while providing strong customer service is working as we posted our eighth consecutive quarter of organic sales growth,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “Organic sales growth along with the execution of sustainable efficiency gains throughout our SG&A structure is once again the driver of our year-over-year pre-tax income growth. We remain committed to our investments in automation in our manufacturing facilities, our digital presence, and in the development of innovative new products. We’re taking actions today that we believe will result in continued long-term improvement in our financial results and will drive shareholder value.”
“Our balance sheet and cash position are strong. We have over $238 million of cash on hand and are in a net cash position of $188.1 million at April 30, 2019,” said Brady’s Chief Financial Officer, Aaron Pearce. “We generated $52.7 million of cash flow from operating activities this quarter, we invested $5.4 million in capital expenditures, and we returned $11.2 million to our shareholders in the form of dividends. Our balance sheet provides significant flexibility to invest in growth opportunities while returning cash to our shareholders through dividends and opportunistic share buybacks.”

Fiscal 2019 Guidance:
The Company is increasing its full year fiscal 2019 Earnings per diluted Class A Nonvoting Common Share guidance from its previous range of $2.25 to $2.35 to a range of $2.35 to $2.40. Included in this guidance is organic sales growth of approximately 3.0 percent, a fourth quarter income tax rate in the mid-20 percent range, depreciation and amortization expense of approximately $24 million, and capital expenditures of approximately $28 to $30 million during the year ending July 31, 2019. This guidance is based upon foreign exchange rates as of April 30, 2019.

A webcast regarding Brady’s fiscal 2019 third quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. Central Time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2018, employed approximately 6,200 people in its worldwide businesses. Brady’s fiscal 2018 sales were approximately $1.17 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; decreased demand for our products; Brady’s ability to retain large customers; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; litigation, including product liability claims; Brady’s ability to execute facility consolidations and maintain acceptable operational service metrics; foreign currency fluctuations; the impact of the Tax Reform Act and any other changes in tax legislation and tax rates; potential write-offs of Brady’s substantial intangible assets; differing interests of voting and non-voting shareholders; Brady’s ability to meet certain financial covenants required by our debt agreements; numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2018.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended April 30,		Nine months ended April 30,
	2019	2018	2019	2018
Net sales	$289,745	$298,421	$865,367	$876,352
Cost of goods sold	143,996	147,339	433,269	435,513
Gross margin	145,749	151,082	432,098	440,839
Operating expenses:
Research and development	11,437	11,678	33,837	33,512
Selling, general and administrative	94,691	101,695	281,988	299,411
Total operating expenses	106,128	113,373	315,825	332,923

Operating income	39,621	37,709	116,273	107,916

Other income (expense):
Investment and other income	2,065	31	3,425	1,303
Interest expense	(708)	(761)	(2,137)	(2,453)

Income before income taxes	40,978	36,979	117,561	106,766

Income tax expense	6,197	10,979	22,916	50,657

Net income	$34,781	$26,000	$94,645	$56,109

Net income per Class A Nonvoting Common Share:
Basic	$0.66	$0.50	$1.80	$1.09
Diluted	$0.65	$0.49	$1.78	$1.07
Dividends	$0.21	$0.21	$0.64	$0.62

Net income per Class B Voting Common Share:
Basic	$0.66	$0.50	$1.79	$1.07
Diluted	$0.65	$0.49	$1.76	$1.05
Dividends	$0.21	$0.21	$0.62	$0.61

Weighted average common shares outstanding (in thousands):
Basic	52,766	51,747	52,499	51,628
Diluted	53,480	52,729	53,215	52,610

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 30, 2019	July 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$238,432	$181,427
Accounts receivable—net	162,094	161,282
Inventories	119,895	113,071
Prepaid expenses and other current assets	18,746	15,559
Total current assets	539,167	471,339
Property, plant and equipment—net	99,491	97,945
Goodwill	412,378	419,815
Other intangible assets	38,135	42,588
Deferred income taxes	7,068	7,582
Other	19,638	17,662
Total	$1,115,877	$1,056,931
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,584	$66,538
Wages and amounts withheld from employees	52,849	67,619
Taxes, other than income taxes	7,886	8,318
Accrued income taxes	4,378	3,885
Other current liabilities	48,169	44,567
Total current liabilities	177,866	190,927
Long-term obligations	50,303	52,618
Other liabilities	63,164	61,274
Total liabilities	291,333	304,819
Stockholders’ equity:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 49,284,372 and 48,393,617 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	330,051	325,631
Retained earnings	612,474	553,454
Treasury stock—1,977,115 and 2,867,870 shares, respectively of Class A nonvoting common stock, at cost	(50,083)	(71,120)
Accumulated other comprehensive loss	(68,446)	(56,401)
Total stockholders’ equity	824,544	752,112
Total	$1,115,877	$1,056,931

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Nine months ended April 30,
	2019	2018
Operating activities:
Net income	$94,645	$56,109
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,836	19,047
Non-cash portion of stock-based compensation expense	10,311	7,581
Deferred income taxes	3,796	26,501
Changes in operating assets and liabilities:
Accounts receivable	332	(10,710)
Inventories	(9,254)	(7,790)
Prepaid expenses and other assets	(2,204)	480
Accounts payable and accrued liabilities	(19,176)	(133)
Income taxes	616	(1,863)
Net cash provided by operating activities	96,902	89,222

Investing activities:
Purchases of property, plant and equipment	(17,528)	(14,755)
Other	(1,810)	(197)
Net cash used in investing activities	(19,338)	(14,952)

Financing activities:
Payment of dividends	(33,488)	(32,110)
Proceeds from exercise of stock options	20,333	10,011
Proceeds from borrowing on credit facilities	13,637	17,439
Repayment of borrowing on credit facilities	(13,568)	(69,012)
Other	(5,185)	(3,622)
Net cash used in financing activities	(18,271)	(77,294)

Effect of exchange rate changes on cash	(2,288)	(17)

Net increase (decrease) in cash and cash equivalents	57,005	(3,041)
Cash and cash equivalents, beginning of period	181,427	133,944

Cash and cash equivalents, end of period	$238,432	$130,903

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended April 30,		Nine months ended April 30,
	2019	2018	2019	2018
NET SALES
ID Solutions	$213,979	$212,154	$641,283	$628,291
Workplace Safety	75,766	86,267	224,084	248,061
Total	$289,745	$298,421	$865,367	$876,352

SALES INFORMATION
ID Solutions
Organic	4.0%	3.7%	4.4%	3.7%
Currency	(3.1)%	4.1%	(2.3)%	3.0%
Total	0.9%	7.8%	2.1%	6.7%
Workplace Safety
Organic	(1.6)%	1.7%	(0.2)%	(0.1)%
Currency	(5.3)%	7.4%	(3.7)%	5.7%
Divestitures	(5.3)%	—%	(5.8)%	—%
Total	(12.2)%	9.1%	(9.7)%	5.6%
Total Company
Organic	2.4%	3.2%	3.1%	2.7%
Currency	(3.8)%	5.0%	(2.8)%	3.6%
Divestitures	(1.5)%	—%	(1.6)%	—%
Total	(2.9)%	8.2%	(1.3)%	6.3%

SEGMENT PROFIT
ID Solutions	$39,892	$36,970	$119,311	$106,896
Workplace Safety	6,099	7,537	16,301	21,037
Total	$45,991	$44,507	$135,612	$127,933

SEGMENT PROFIT AS A PERCENT OF NET SALES
ID Solutions	18.6%	17.4%	18.6%	17.0%
Workplace Safety	8.0%	8.7%	7.3%	8.5%
Total	15.9%	14.9%	15.7%	14.6%

	Three months ended April 30,		Nine months ended April 30,
	2019	2018	2019	2018
Total segment profit	$45,991	$44,507	$135,612	$127,933
Unallocated amounts:
Administrative costs	(6,370)	(6,798)	(19,339)	(20,017)
Investment and other income	2,065	31	3,425	1,303
Interest expense	(708)	(761)	(2,137)	(2,453)
Income before income taxes	$40,978	$36,979	$117,561	$106,766